UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 19, 2008
The Meridian Resource Corporation
(Exact Name of Registrant as Specified in Charter)

Texas	1-10671	76-0319553
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
1401 Enclave Parkway, Suite 300
Houston, Texas 77077
(Address of Principal Executive Offices) (Zip Code)
281-597-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On December 19, 2008, The Meridian Resource Corporation (the “Company”, “we” or “our”) entered into the Second Amendment to Credit Agreement (the “Second Amendment”), which amends the Amended and Restated Credit Agreement, dated December 23, 2004 (as amended by the First Amendment to Credit Agreement, dated February 21, 2008), among the Company, the several banks, financial institutions and other entities from time to time parties thereto (collectively, the “Lenders”) and Fortis Capital Corp., as administrative agent for the Lenders (the “Credit Facility”).
Prior to the effectiveness of the Second Amendment, the borrowing base under the Credit Facility had been established at $110 million. Among other things, the Second Amendment redetermines the borrowing base at $95 million, based primarily on reduced commodity price lending grids, and limits our borrowings under the Credit Facility to the $95 million currently borrowed.
We cannot provide any assurance that the borrowing base will not be further reduced nor can we give any assurance that we would be able to obtain alternate borrowing sources at reasonable rates if we are required to repay debt under our Credit Facility due to a further downward borrowing base redetermination. In the event of a further downward borrowing base redetermination, we will be required to repay the deficit within a 90-day period. The next borrowing base redetermination is scheduled for April 30, 2009.
The Second Amendment also amends the Credit Facility to provide that we may secure either (i) an alternative base rate loan that bears interest at a rate per annum equal to the greater of (a) the administrative agent’s prime rate; or (b) federal funds-based rate plus 1/2 of 1%; or (c) a one-month Eurodollar rate; plus in each case an additional 1.25% to 2.50% depending on the ratio of the aggregate outstanding loans and letters of credit to the borrowing base or; (ii) a Eurodollar base rate loan that bears interest, generally, at a rate per annum equal to the London interbank offered rate (“LIBOR”) plus 2.0% to 3.25%, depending on the ratio of the aggregate outstanding loans and letters of credit to the borrowing base. As of December 19, 2008, the effective three-month LIBOR rate was 1.50% and, accordingly, our indebtedness is currently accruing interest at an annual rate of 4.75%, up from an annual rate of 4.00% in effect immediately prior to the effectiveness of the Second Amendment.
Although we currently expect to meet our debt service obligations, our ability to meet such obligations and to reduce total indebtedness will depend on our future performance and our ability to maintain or increase cash flows from operations. These outcomes are subject to general economic conditions and to financial, business and other factors affecting our operations, many of which we do not control, including the prevailing market prices for oil and natural gas.
For a discussion of these and other risk factors related to our indebtedness, see Item 1A. Risk Factors, in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
As described under Item 5.02 below, on December 22, 2008, the Board of Directors of the Company appointed Paul D. Ching to serve as interim Chief Executive Officer (“CEO”) and President of the Company, effective December 30, 2008, until June 30, 2009 or such earlier time that the Board appoints permanent replacements for the positions of CEO and President. During the interim period that Mr. Ching serves as CEO and President, he may be deemed not to be an independent board member. As a result, during that time the Company may be deemed to be in violation of Rule 303A.01 of the New York Stock Exchange’s Listed Company Manual, which requires listed companies to have a majority of independent directors. In accordance with Rule 303A.02, however, at the end of Mr. Ching’s tenure as interim CEO and President, he will return to his status as an independent director. We intend to cure the noncompliance as soon as practicable.

Item 5.02. Departure of Directors or Principal Officers; Elections of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
As previously reported, our employment agreements with Joseph A. Reeves, Jr., our current CEO, and Michael J. Mayell, our current President and Chief Operating Officer (“COO”), terminate on December 29, 2008, at which time Mr. Reeves will cease to serve as our CEO and Mr. Mayell will cease to serve as our President and COO. In accordance with their employment agreements, upon termination of such agreements, each of Messrs. Reeves and Mayell will enter into a consulting agreement. Each consulting agreement will commence on December 30, 2008, after termination of their respective employment agreements, and will extend through April 2009. The Company will pay each of them a consulting fee of $50,000 per month. Their consulting agreements are attached to this Form 8-K as Exhibits 10.2 and 10.3, respectively, and are incorporated herein by reference. Both Mr. Reeves and Mr. Mayell will remain on the Board of Directors.
At a meeting held December 22, 2008, the Board of Directors of the Company appointed Mr. Ching to serve as interim CEO and President of the Company effective December 30, 2008, until June 30, 2009, or such earlier time that the Board appoints permanent replacements for the positions of CEO and President. During the time he serves as interim CEO and President, Mr. Ching will receive a salary of $41,667 per month. He will also be eligible for a bonus at the sole discretion of the Board in an amount up to the equivalent of the salary earned during Mr. Ching’s tenure as interim CEO and President. The Board also agreed to grant Mr. Ching options to purchase 250,000 shares of common stock of the Company at an exercise price equal to the closing market price of the stock on January 2, 2009. Mr. Ching will not participate in any of the Company’s employee benefit plans. When a written employment agreement with Mr. Ching has been finalized, it will be filed as an exhibit to an amendment to this Form 8-K.
Also effective December 30, 2008, the Board appointed Lloyd V. DeLano as corporate Secretary of the Company, in addition to his current titles of Senior Vice President and Chief Accounting Officer. Mr. DeLano replaces Mr. Mayell as corporate Secretary.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
In connection with the events described in Item 5.02 above, at the meeting held on December 22, 2008, the Board of Directors approved and adopted an amendment to the Company’s Bylaws. As amended, Article IV, Section 5 of the Bylaws provides that the Chairman of the Board may simultaneously hold the position of CEO. Before the amendment, the Bylaws provided that the Chairman of the Board shall not be the CEO of the Company. The full text of the amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.
At such time that the Board appoints permanent replacements for the positions of CEO and President, the Board intends to amend our Bylaws again to provide that the Chairman of the Board shall not simultaneously hold the position of CEO.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
3.1	Amendment No. 3 to Amended and Restated Bylaws of The Meridian Resource Corporation, adopted December 22, 2008.

10.1	Second Amendment to Credit Agreement, dated as of December 19, 2008, among the Company, the several banks, financial institutions and other entities from time to time parties to the Credit Agreement (collectively, the “Lenders”), and Fortis Capital Corp., as administrative agent for the Lenders.

10.2	Consulting Agreement, dated effective as of December 30, 2008, between the Company and Joseph A. Reeves, Jr.

10.3	Consulting Agreement, dated effective as of December 30, 2008, between the Company and Michael J. Mayell.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Meridian Resource Corporation (Registrant)
By:	/s/ Lloyd V. DeLano
Lloyd V. DeLano
Senior Vice President and Chief Accounting Officer

Date: December 29, 2008